EXHIBIT 99.C(2)

                           STOCKHOLDERS AGREEMENT

      This Stockholders Agreement (the "Agreement") is entered into as of ____________, 1998 by and among Intelligent Controls, Inc., a Maine corporation (the "Company"), Alan Lukas, Karen S. Lukas, Alan Lukas as custodian for Andrew B. Lukas, James H. Young II, Trustee, the Andrew B. Lukas Trust dated December 4, 1994, Paul E. Lukas, Lukas Brothers, a general partnership, Roger E. Brooks, Ampersand Specialty Materials and Chemicals III Limited Partnership, a Delaware limited partnership (the "ASMC-III Fund"), Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, a Delaware limited partnership (together with the ASMC-III Fund, the "Investors"), and those stockholders of the Company who subsequently become parties to this Agreement as provided herein.

                                Introduction
                                ------------

      The Company has entered into an Investment Agreement dated as of March 26, 1998 (the "Investment Agreement") with the Investors providing for the purchase of shares of common stock of the Company by the Investors and certain other matters. The Investors' obligation to purchase such shares of common stock from the Company is conditioned upon the Company and the other parties hereto entering into this Agreement for the purpose of providing for the governance and continuity of management of the Company and restricting the transfer of Company stock. The parties hereto acknowledge that the restrictions on transfer contained in this Agreement are reasonable and in the Company's best interests.

      Alan Lukas has also agreed to grant to the Investors an option (the "Option") to purchase an aggregate of 100,000 shares of common stock of the Company currently held by him.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I
                             CERTAIN DEFINITIONS

      Section 1.01. Certain Definitions. As used herein, the following terms have the meanings set forth below:

      "Affiliate" means, with respect to any person, any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person, and, with respect to any natural person, also includes any Immediate Family Member of such person.

      "Board" means the Board of Directors of the Company.

      "Common Stock" means the Company's common stock, no par value, and any replacement class of stock.

      "Immediate Family Member" means, with respect to any natural person, his or her spouse, children or their issue, parents or siblings.

      "Proportionate Percentage" means, with respect to any Stockholder, a fraction, the numerator of which is the number of shares of Common Stock held by such Stockholder and the denominator of which is the total number of shares of Common Stock held by all Stockholders, excluding those held by the Transferring Stockholder (as defined in Section 3.02 below).

      "Public Sale" means any sale of Common Stock by a Stockholder on the Emerging Company Market of the American Stock Exchange or on any national securities exchange or over-the-counter market.

      "Restricted Period" means the five-year period commencing on the date of this Agreement.

      "Securities" means all outstanding capital stock of the Company, including any securities convertible into or exchangeable for capital stock of the Company, or any right, warrant or option to acquire capital stock of the Company or such convertible or exchangeable securities.

      "Stockholder" means any person other than the Company who is or hereafter becomes a holder of Securities of the Company and who is or hereafter becomes a party to this Agreement as provided herein.

                                 ARTICLE II
                         BOARD OF DIRECTORS; VOTING

      Section 2.01. Board Size. At all meetings (and written actions in lieu of meetings) of stockholders of the Company at which the number of directors of the Company is to be determined, each Stockholder shall vote all of such Stockholder's Securities to fix the number of directors of the Company at five, subject, however, to the provisions of Section 2.03.

      Section 2.02. Election of Directors. At all meetings (and written actions in lieu of meetings) of stockholders of the Company at which directors are to be elected, each Stockholder shall vote all of such Stockholder's Securities to elect, as directors of the Company, the following: (a) two nominees designated by the Investors, one of whom shall be neither an Affiliate of the Investors nor a current or former employee of, or consultant to, the Company, which nominees shall initially be Charles
D. Yie and George E. Hissong, (b) Alan Lukas, for as long as he shall own at least 300,000 shares (such number to be appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock) of Common Stock, (c) the Chief Executive Officer of the Company, and (d) one nominee designated by Alan Lukas, who shall be neither a current or former employee of, or consultant to, the Company nor an Immediate Family Member of Alan Lukas, and who shall be reasonably acceptable to the Investors, which nominee shall initially be Paul F. Walsh.

      Section 2.03. Default. Notwithstanding Sections 2.01 and 2.02, if for whatever reason (including insufficient legally available funds) the Company fails to repurchase on the Repurchase Date (as defined in the Investment Agreement) all Securities that it is required to repurchase under
Section 5.11 of the Investment Agreement, then the Stockholders shall immediately take all necessary action to increase the number of directors of the Company to seven, and to elect as directors to fill the seats thus created two persons designated by the Investors (in addition to the two directors the Investors are entitled to designate pursuant to Section 2.02(a)).

      Section 2.04. Removal. Each Stockholder agrees to vote such Stockholder's Securities at all meetings (and written actions in lieu of meetings) of stockholders of the Company to remove any director, if so requested by the person entitled to designate such director under Section
2.02 or 2.03 or if such director no longer fulfills the criteria for designation of such director set forth in Section 2.02. Each Stockholder agrees not to vote such Stockholder's Securities in favor of the removal of any director other than in accordance with the preceding sentence.

      Section 2.05. Vacancies. Each Stockholder agrees to vote such Stockholder's Securities at all meetings (and written actions in lieu of meetings) of stockholders of the Company to fill any vacancy on the Board caused by the resignation or removal of any director with a nominee selected by the person entitled to designate such director under Section 2.02 or 2.03.

      Section 2.06. Meetings. The Board will meet not less often than quarterly. Each director shall be given at least five days' prior notice of any meeting and will be permitted to participate in any meeting by telephone. Any director may call a meeting of the Board.

      Section 2.07. Subsidiaries. The Company will cause the board of directors of any subsidiaries of the Company to have the same composition as the Board, as provided in this Article II, except with respect to INCON International FSC, Inc. to the extent required to comply with applicable laws, and to cause all such subsidiaries to be in compliance with the terms of this Article II as if each such subsidiary was subject to the provisions hereof to the same extent as the Company.

      Section 2.08. Protective Provisions. If at any time the Company proposes to undertake any of the following actions and, pursuant to the Company's Bylaws or otherwise, approval of the stockholders of the Company is required with respect thereto, each Stockholder shall, at the request of the Investors, vote all Securities held by such Stockholder against such proposed action:

      (a) merge or consolidate with any person, sell or lease or otherwise dispose of all or substantially all of its assets, sell or otherwise dispose of any of its capital stock, enter into any reorganization or recapitalization, or enter into any joint venture, partnership or similar arrangement;

      (b) engage in any line of business other than the business in which the Company is currently engaged;

      (c) (i) make any acquisition of stock, limited liability company interests, partnership interests or other securities of any other person,
(ii) make any acquisition of assets of any other person, other than in the ordinary course of the Company's business, or (iii) make any loan or advance to any person or make any investment in or with any other person, other than in the ordinary course of business;

      (d)  amend or restate its Articles of Incorporation or Bylaws;

      (e) enter into or materially modify any debt financing arrangement involving borrowed money, capital leases, installment purchases or guarantees, in excess of $5,000,000 in each case;

      (f) purchase, redeem or otherwise acquire any shares of its capital stock or options, warrants, convertible securities or other rights to acquire any such capital stock, other than (i) redemptions of capital stock held by employees of the Company in connection with the termination of their employment at a price per share equal to or less than the fair market value thereof and (ii) acquisitions of stock in connection with "cashless" exercises of employee stock options;

      (g) enter into any transaction which results in the liquidation of the Company; or

      (h) buy, sell or lease any assets, borrow or lend any money, or deal with or enter into or modify any other transactions or agreements (other than bona fide employment arrangements entered into in the ordinary course of business) with any director, officer or stockholder of the Company, or any of their relatives or Affiliates, other than (i) as expressly contemplated by this Agreement or (ii) those that are fully disclosed in advance to the Company's Board of Directors and approved by a disinterested majority of the Board of Directors, including at least one director designated by the Investors.

      Each Stockholder hereby irrevocably constitutes and appoints the Investors the true and lawful attorneys of such Stockholder, with full power of substitution, in the place and stead of such Stockholder and in the name of such Stockholder, to vote all Securities held by such Stockholder, whether at a meeting or pursuant to a written consent, in accordance with the provisions of this Section 2.08.


                                 ARTICLE III
                           TRANSFER RESTRICTIONS;
                               CO-SALE RIGHTS

      Section 3.01. No Transfer. No Stockholder may sell, pledge, give, assign, distribute, hypothecate, mortgage or transfer (all hereinafter referred to as "transfer") any Securities owned by such Stockholder, directly or indirectly, to any other person or entity, except upon compliance with the other provisions of this Article III.

      Section 3.02. Right of First Refusal. If any Stockholder desires to transfer any of such Stockholder's Securities, such Stockholder (a "Transferring Stockholder") will give each other Stockholder notice of the proposed transfer (the "Offer Notice"). The Offer Notice will identify the Securities which the Transferring Stockholder proposes to transfer (the "Offered Securities"), the proposed transferee of such Securities (if such transfer is not a Public Sale) and the price and other terms and conditions upon which such Stockholder wishes to transfer the Offered Securities. Such Offer Notice will also include an offer (the "Offer") to transfer to each other Stockholder such other Stockholder's Proportionate Percentage of the Offered Securities at the price and on the other terms and conditions as are proposed for such transfer, which Offer by its terms shall remain open for a period of 20 days from the date of such Offer Notice.

      Section 3.03. Acceptance. Each other Stockholder shall give notice to the Transferring Stockholder of his, her or its intention to accept the Offer within 20 days after the date of the Offer Notice. The notice from each other Stockholder shall set forth the portion of the Offered Securities which such other Stockholder elects to purchase and shall specify the maximum number of additional Offered Securities such Stockholder will purchase if any other Stockholders decline to purchase their full Proportionate Percentage of the Offered Securities. If any Stockholder fails to subscribe for such Stockholder's full Proportionate Percentage of the Offered Securities, the other subscribing Stockholders shall be entitled to purchase such Offered Securities as are not subscribed for by such Stockholder, up to the number of additional Offered Securities specified in their notice in the same relative proportion in which they were initially entitled to purchase the Offered Securities. The Transferring Stockholder shall notify each Stockholder within five days following the expiration of the 20-day period described above of the amount of Offered Securities which each Stockholder will purchase pursuant to the foregoing sentence. Upon such notice (the "Settlement Notice") by the Transferring Stockholder of the Securities to be acquired by each other Stockholder, each such other Stockholder shall be deemed to have accepted the Offer.

      Section 3.04. Payment. If any of the Offered Securities are subscribed for, the Settlement Notice shall specify the place, time and date for the closing of the purchase and sale of the Offered Securities, which date shall be the 40th day (60th day if the price proposed to be paid for all of the Offered Securities, as specified in the Offer Notice, exceeds $500,000) following the date of the Settlement Notice or such other place, time and date as the parties may mutually agree. Upon the closing of any such transfer, the subscribing Stockholders shall acquire from the Transferring Stockholder, and the Transferring Stockholder shall transfer to such Stockholders, the Offered Securities subscribed for by such Stockholders at the price and on the terms specified in the Offer. The Transferring Stockholder shall not be obligated to transfer any of the Offered Securities to any such Stockholder at the closing if such Stockholder defaults on his, her or its obligation to acquire such Securities.

      Section 3.05. Transfer to Third Parties. If the other Stockholders do not subscribe for or acquire all of the Offered Securities, and if the transfer proposed in the Offer Notice is a Public Sale, the Transferring Stockholder shall have 180 days from the end of the foregoing 20-day period to transfer all of the Offered Securities not purchased by the other Stockholders at a price and on terms and conditions which are no more favorable to the transferees than those set forth in the Offer. If the transfer proposed in the Offer Notice is not a Public Sale, the Transferring Stockholder shall have 180 days from the end of the foregoing 20-day period to transfer all of the Offered Securities not purchased by the other Stockholders to the person(s) and in the amounts set forth in the Offer Notice, at a price and on terms and conditions which are no more favorable to such person(s) than those set forth in the Offer. The Transferring Stockholder may not transfer any of the Offered Securities to persons or in amounts not set forth in the Offer Notice without first offering such Offered Securities to the other Stockholders in accordance with the provisions of this Article III.

      Section 3.06. Co-Sale Rights. In addition to the other rights set forth in this Article III, in connection with any proposed transfer pursuant to this Article III which is not a Public Sale, each other Stockholder shall have the right, by giving notice thereof to the Transferring Stockholder within 20 days after receipt of the Offer Notice, to include in the proposed transfer by the Transferring Stockholder the same proportion of its holdings of each class of Securities as the Transferring Stockholder transfers of its holdings of each class in such transaction. The Transferring Stockholder will not transfer any Securities in a transaction covered by this Section
3.06 unless the transferee also acquires any Securities requested by the other Stockholders pursuant to the preceding sentence to be included in such transfer, at the respective price and terms specified in the Offer Notice, and as to which the other Stockholders comply with the following paragraph.
 The Transferring Stockholder shall have 180 days after the close of the 20-day period specified above to transfer the Securities described in the Offer Notice at the price and on the terms specified therein, together with any additional Securities to be included in such transfer pursuant to the preceding paragraph.

      Any Stockholder whose Securities are being transferred pursuant hereto, in order to be entitled to have such Securities transferred, shall deliver on no less than 15 days notice from the Transferring Stockholder, at the time and place specified by the Transferring Stockholder, certificates representing the Securities to be transferred, duly endorsed for transfer to the transferee designated by the Transferring Stockholder, free and clear of all liens, restrictions, claims and encumbrances, except as provided in this Agreement and under applicable securities laws.

      Section 3.07.  Exceptions to Restrictions.   Notwithstanding any other
provision of this Agreement, the following transfers of Securities may be consummated without restriction:

      (a) transfers of Securities of a Stockholder, representing an aggregate of not more than 10% of the Securities of any class held by such Stockholder, to the trustees of a trust revocable by such Stockholder alone, the beneficiaries of which consist solely of the Stockholder and transferees enumerated in clause (d) below;

      (b) transfers of Securities between a Stockholder and such Stockholder's guardian or conservator;

      (c) transfers of Securities of a deceased Stockholder to the Stockholder's executors or administrators or to trustees under the Stockholder's will and thereafter to transferees enumerated in clause (d) below;

      (d) transfers of Securities of a Stockholder, representing an aggregate of not more than 10% of the Securities of any class held by such Stockholder, to any Immediate Family Member of the Stockholder (or to custodians for the benefit of any Immediate Family Member of the Stockholder);

      (e) Public Sales of less than 10,000 shares of Common Stock in the aggregate (such number to be appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock) by a Stockholder in any twelve-month period;

      (f) charitable gifts of less than 5,000 shares of Common Stock in the aggregate (such number to be appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock) by a Stockholder in any twelve-month period; and

      (g) the grant of the Option by Alan Lukas to the Investors and the transfer of shares of Common Stock to the Investors upon exercise thereof;

provided, however, that (i) all Securities transferred pursuant to clauses (a), (b), (c) and (d) of this Section 3.07 shall remain subject to the restrictions contained herein in the hands of the transferee, (ii) no transfer under any of such clauses may be effected or shall be deemed to have occurred unless the transferee has complied with Section 5.05 and (iii) such Securities may not be further transferred by the transferees under clauses (a), (b), (c) and (d) above.

      Section 3.08. Legends. All certificates or instruments representing Securities issued to any party to this Agreement shall bear substantially the following legend:

      THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS CONTAINED IN A STOCKHOLDERS AGREEMENT BETWEEN THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE COMPANY AND WILL BE FURNISHED WITHOUT COST TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE CLERK.


                                 ARTICLE IV
                                 STANDSTILL

      Section 4.01. Proxy Solicitation. During the Restricted Period, no Stockholder shall, directly or indirectly, take, or cause any of its or his Affiliates to take, any of the following actions without the prior written consent of the Board, (i) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its Affiliates or make any communication exempted from the definition of "solicitation" by Rule 14a-1(l)(2)(iv) under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), (ii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company or any of its Affiliates, (iii) grant any proxy or enter into any voting trust or voting agreement or any other arrangement of a similar effect, (iv) seek election to the Board, (v) disclose any intention, plan or arrangement inconsistent with any of the foregoing, or (vi) advise, assist or encourage any other persons in connection with any of the foregoing.

      Section 4.02. Open-Market Purchases. During the Restricted Period, no Stockholder shall purchase, or cause any of its or his Affiliates to purchase, any shares of Common Stock on the Emerging Company Market of the American Stock Exchange or on any national securities exchange or over-the-counter market without the prior written consent of the Board.

      Section 4.03. Exception. Notwithstanding anything contained herein to the contrary, if for whatever reason (including insufficient legally available funds) the Company fails to repurchase on the Repurchase Date (as defined in the Investment Agreement) all Securities that it is required to repurchase under Section 5.11 of the Investment Agreement, the provisions of Sections 4.01 and 4.02 of this Agreement shall thereupon cease to apply to the Investors.

                                  ARTICLE V
                             GENERAL PROVISIONS

      Section 5.01. Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

            (a) If to any Stockholder other than the Investor, at the address of such Stockholder on the Company's stock records

            (b)  If to the Investor:

                 c/o Ampersand Ventures
                 55 William Street, Suite 240
                 Wellesley, MA  02181
                 Attn:  Charles D. Yie

                 with a copy to:

                 Choate, Hall & Stewart
                 Exchange Place
                 53 State Street
                 Boston, MA  02109
                 Attn:  Robert V. Jahrling, Esq.
            (b)  If to the Company:

                 Intelligent Controls, Inc.
                 74 Industrial Park Road
                 P. O. Box 368
                 Saco, ME  04072
                 Attn:  President

                 with a copy to:

                 Verrill & Dana, LLP
                 One Portland Square
                 P.O. Box 586
                 Portland, ME  04112-0586
                 Attn:  Gregory S. Fryer, Esq.

      or to such other address as the parties shall have designated by notice to the other parties.

      Section 5.02. Binding Effect and Benefit. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Stockholders and their respective heirs, legal representatives, successors and assigns.

      Section 5.03.  Waivers, Entire Agreement, Modifications.   This
Agreement and the rights and obligations herein may not be waived, amended or modified except in writing and signed by each of the parties hereto. A waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion. This writing contains the full, final and exclusive statement of the agreement of the parties hereto with respect to the matters contained herein. No promises, agreements or representations with respect to the matters contained herein shall be binding upon any of the parties unless set forth herein.

      Section 5.04. Governing Law, Construction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maine. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.

      Section 5.05. Transferees of Stockholders; Additional Stockholders. Except for transfers consummated in compliance with Sections 3.02 through
3.06 or pursuant to Section 3.07(e) or (f), no Stockholder shall transfer any Securities (except to the Company) unless the person, firm, corporation or other entity so acquiring such Securities shall first become a signatory to this Agreement, by signing a supplemental signature page hereto, agreeing to be bound by all the terms of this Agreement, and each such transferee shall thereupon become a party hereto. The Company shall not transfer any Securities on its books which have been transferred in violation of this Agreement, or treat as the owner of such Securities, or accord the right to vote as owner or pay dividends or interest to, any person or entity to which any Securities shall have been transferred, from and after any transfer of any Securities made in violation of this Agreement.

      Section 5.06. Failure to Deliver Securities. If any Stockholder or transferee of a Stockholder fails to deliver the Securities to be acquired by any other Stockholder or by any third party hereunder, the acquiror may elect to establish a segregated account in the amount of the price to be paid therefor, such account to be turned over to such Stockholder or transferee upon delivery of the certificates or instruments representing the Securities. If a segregated account is so established, the Company shall take such action as is appropriate to transfer record title to the Securities from such Stockholder or transferee to the acquiror. Each Stockholder and each transferee of a Stockholder subject to this Section
5.06 hereby irrevocably grants the Company a power of attorney to effectuate the purposes of this Section 5.06.

      Section 5.07. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one Agreement.

      Section 5.08. Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their permitted successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision thereof.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date and year first above written.


INTELLIGENT CONTROLS, INC.

By:__________________________          _______________________________
Name:                                  Alan Lukas
Title:

AMPERSAND SPECIALTY MATERIALS          _______________________________
AND CHEMICALS III LIMITED              Paul E. Lukas
PARTNERSHIP


By:  ASMC-III Management Company       _______________________________
     Limited Partnership               Roger E. Brooks


By:  ASMC-III MCLP LLP, its general    _______________________________
partner                                Karen S. Lukas

By:_______________________________     _______________________________
Charles D. Yie, General Partner        Alan Lukas, as custodian for Andrew
                                       B. Lukas

AMPERSAND SPECIALTY MATERIALS          _______________________________
AND CHEMICALS III COMPANION            James H. Young II, Trustee, the
Andrew
FUND LIMITED PARTNERSHIP               B. Lukas Trust dated December 4, 1994

By:  ASMC-III Management Company       LUKAS BROTHERS
     Limited Partnership

                                       By:____________________________
By:  ASMC-III MCLP LLP, its general       Alan Lukas, General Partner
     partner

By:_______________________________
Charles D. Yie, General Partner